Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-73155, 333-77061, 333-42729, 333-50880, 333-105964, 333-124864, 333-158956, 333-160117of our report dated February 26, 2010, relating to the consolidated financial statements and financial statement schedule of MGM MIRAGE and subsidiaries and our report dated February 26, 2010, relating to the effectiveness of MGM MIRAGE and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of MGM MIRAGE for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
February 26, 2010